                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         McWhorter Technologies, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                         MCWHORTER TECHNOLOGIES, INC.
                            400 EAST COTTAGE PLACE
                        CARPENTERSVILLE, ILLINOIS 60110

                                                                January 5, 1998

Dear Stockholder:

  Our directors and officers join me in extending you a cordial invitation to attend the Annual Meeting of Stockholders to be held at 11:00 a.m. CST, on Wednesday, February 18, 1998 at McWhorter Technologies Corporate Headquarters, 400 East Cottage Place, Carpentersville, Illinois 60110.

  Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the meeting and stockholders will have an opportunity to ask questions.

  Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed proxy so as many shares as possible may be represented at the meeting. The vote of every stockholder is important and your cooperation in returning your executed proxy promptly will be appreciated.

                                       Sincerely,

                                       John R. Stevenson
                                       Chairman &
                                       Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 18, 1998

  The Annual Meeting of Stockholders of McWHORTER TECHNOLOGIES, INC. (the "Company") will be held at the corporate headquarters of the Company, 400 Cottage Place, Carpentersville, Illinois 60110, on Wednesday, February 18, 1998, at 11:00 a.m. CST, for the following purposes:

    (1) To elect directors;

    (2) To consider and vote upon the appointment of Ernst & Young LLP as independent auditors, for the Company's fiscal year ended October 31, 1998; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Holders of common stock, par value $0.01 per share (the "Common Stock"), of record at the close of business on January 2, 1998 are the only stockholders entitled to receive a notice of and to vote at the Annual Meeting of Stockholders.

                                       By order of the Board of Directors,

                                       Louise Tonozzi-Frederick
                                       Secretary

Dated: January 5, 1998


  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND MAIL YOUR PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                         MCWHORTER TECHNOLOGIES, INC.
                            400 EAST COTTAGE PLACE
LOGO
                        CARPENTERSVILLE, ILLINOIS 60110

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 18, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting. The mailing date of the proxy materials is on or about January 5, 1998.

  The Common Stock is the only voting stock of the Company outstanding. At the close of business on January 2, 1998, 10,353,087 shares of Common Stock were outstanding and 9,083,925 shares of Common Stock were eligible to vote at the Annual Meeting (pursuant to the Agreement Containing Consent Order by and among The Valspar Corporation ("Valspar"), the Company and the Federal Trade Commission dated September 30, 1993, 1,269,162 shares of Common Stock are restricted from being voted). Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting.

  A proxy in the accompanying form which is properly signed, dated, returned, and not revoked will be voted in accordance with the directions noted therein. If no direction is indicated, it will be voted for the election of the nominees named herein as directors, for ratification of the appointment of Ernst & Young LLP as independent auditors and on all other matters presented for a vote in accordance with the judgment of the person acting under the proxies. The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the foregoing Notice of Annual Meeting, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting.

  A proxy may be revoked by a holder of Common Stock at any time prior to its use by the Company by voting in person at the Annual Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Annual Meeting.

  Election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Ratification of the appointment of the independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. An automated system administered by the Company's transfer agent is used to tabulate votes. Abstentions, directions to withhold authority, and broker nonvotes are counted as shares of Common Stock present in the determination of whether the shares of Common Stock represented at the Annual Meeting constitute a quorum. Abstentions are not counted in tabulations of the votes cast on proposals presented to holders of Common Stock and neither abstentions nor broker nonvotes are counted for purposes of determining whether a proposal has been approved.

  The cost of soliciting proxies has been, or will be, paid by the Company. In addition to the solicitation of proxies by mail, directors, officers, and employees of the Company may solicit proxies personally, by telephone, facsimile, letter, or other form of communication at no additional compensation to them. The Company will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

  The Company's Annual Report to Stockholders for the fiscal year ended October 31, 1997, including financial statements, is enclosed with this Proxy Statement. However, the Annual Report to Stockholders does not constitute a part of this Proxy Statement.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

  The Company's Board of Directors consists of seven members, all of whom are to be elected at the Annual Meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for terms expiring at the Annual Meeting of Stockholders in 1999. All nominees are currently serving as directors. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for election of the seven nominees. If any of the nominees is unable or unwilling to stand for election, it is intended that shares of Common Stock represented by proxy will be voted for a substitute nominee determined by the holders of the proxies, in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Board of Directors is not aware that any of the nominees is unable or unwilling to stand for election.

  The following material contains information concerning the nominees, including their recent employment, position with the Company, other directorships, and business experience:

  MICHELLE L. COLLINS, age 37, is a Managing Director of Svoboda, Collins, L.L.C., a private equity fund in Chicago, Illinois. She has held this position since January 1, 1998. Previously she was a Principal of the investment banking firm of William Blair & Company, L.L.C. In her capacity in the Corporate Finance Department, she provided financial advisory services primarily consisting of equity offering and merger and acquisition transactions to corporate clients. Ms. Collins joined the firm in 1986. Previously, she was employed by Chase Manhattan Bank N.A. beginning in 1982. Ms. Collins is a director of CDW Computer Centers, Inc. and has been a director of the Company since February 1994.

  EDWARD GILES, age 62, is Chairman of The Vertical Group, Inc., the successor to the venture capital activities of F. Eberstadt & Co., Inc. He has held this position since 1988. Previously, he was President of F. Eberstadt & Co., Inc. beginning in 1979 and Vice Chairman of Eberstadt Fleming beginning in 1985. He is director of Ventana Medical Systems and Synthetech Inc. and an advisory director of Sit Kim International Investments. Mr. Giles has been a director of the Company since May 1994.

  D. GEORGE HARRIS, age 64, is Chairman and Chief Executive Officer of Harris Chemical Group, Inc. ("HCG"), New York, New York, a holding company for a group of inorganic chemicals and extractive minerals companies. He has held this position with HCG or its predecessor companies since 1988. He is also Chairman of HCG's European affiliates: Matthes & Weber GmbH (Germany); Societa Chimica Larderello (Italy); Salt Union Ltd. (England); and Harris Soda Products Europe (France); and Chairman of Harris Specialty Chemicals, Inc. ("HSC"), founded in 1994 and Chairman and Chief Executive Officer of Penrice Soda Products (Australia). He is also a founder and Chairman of D. George Harris & Associates, the industrial management and buyout company formed in 1987 which led the acquisitions for the foundation of HCG and HSC and the other companies in the Harris Group. Prior to the HCG and HSC activities, he was a Senior Advisor at Robert Fleming & Co., PLC for two years. Before that he was President of SCM Chemicals and, subsequently, SCM Corporation, and, before joining SCM, he was President of Rhone-Poulenc, Inc., the U.S. subsidiary of France's largest chemical company. Mr. Harris also serves as a trustee of the Tax-Free Fund for Utah. Mr. Harris has been a director of the Company since February 1994 and was Chairman of the Board of Directors of the Company from February 1994 through December 31, 1996.

  JOHN G. JOHNSON, JR., age 57, is the Principal of Johnson Eight, a management consulting firm. Previously he held the position of President and Chief Executive Officer of Safety-Kleen Corp., Elgin, Illinois, a recycler of hazardous and non hazardous waste fluids. He held the position of Chief Executive Officer from January 1995 to August 1997, and the position of President and Director since January 1993. Prior to joining Safety-Kleen he was employed by ARCO beginning in 1958. From 1988 until December 1992 he served as President of ARCO Chemical Americas, a division of ARCO Chemical and served as Director of ARCO Chemical. Mr. Johnson has been a director of the Company since May 1995.

  JEFFREY M. NODLAND, age 42, is President and Chief Operating Officer of the Company. He has held the position of President since January 1, 1997, the position of Chief Operating Officer since May 1995 and the position of Secretary since February 1994. Mr. Nodland was the Executive Vice President of the Company from May 1995 to December 1996 and the Senior Vice President and Chief Financial Officer from February 1994 to May 1995. Previously he held the position of President of McWhorter, Inc. beginning in June 1991, and Vice President, Maintenance & Marine Coatings of Valspar beginning in October 1989. Mr. Nodland has been a director of the Company since November 1993.

  JOHN R. STEVENSON, age 55, is Chairman and Chief Executive Officer of the Company. He has held the position of Chairman since January 1, 1997 and the position of Chief Executive Officer since 1994. Mr. Stevenson was President of the Company from February 1994 to December 1996. Prior to being named in February, 1994 to this position Mr. Stevenson was Vice President, Special Products Group and Administration of Valspar beginning in August 1992. Previously he held the position of Vice President, Administration of Valspar beginning in February 1991 and Vice President, Corporate Services of Valspar beginning in February 1985. Mr. Stevenson has been a director of the Company since November 1993.

  HEINN F. TOMFOHRDE, III, age 64, is retired. Prior to his retirement he held the position of President, Chief Operating Officer, and Director of International Specialty Products, Inc. and its predecessor company GAF Chemicals Corp. from 1987 through 1991. Previously, he held the position of President and Chief Operating Officer of Union Carbide's Consumer and Industrial Products and Services Group beginning in 1985. Mr. Tomfohrde is a director of the Harris Chemical Group Inc. and Sybron Chemicals, Inc. Mr. Tomfohrde has been a director of the Company since February 1994 and has been the Lead Director since February 1997.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                         CORPORATE GOVERNANCE STANDARDS

  The Board of McWhorter Technologies reviews and approves corporate governance standards annually. During 1997, McWhorter's Board approved the following statement which expresses the practices that had evolved within McWhorter since the creation of the Company in 1994. It is the Company's intent to publish an updated set of standards each year in its proxy statement.

    1. The Board will evaluate the performance of the CEO at least annually in meetings of independent directors.

    2. The Board will conduct a periodic evaluation of each independent director.

    3. When the CEO also holds the position of Chairman of the Board, the Board will elect a non-executive director to function as Lead Director.

    4. Each year the Board will review and approve a three year strategic plan and a one year operating plan for the Company.

    5. There will be, at a minimum, the following committees with 100% independent director membership: Governance and Nominating, Compensation, Audit, Environmental.

    6. All directors will stand for election every year.

    7. Upon a change in the employment status, geographical location, attainment of the age of 70 or completion of 10 years as a member of the Board of Directors, a director will submit a letter to the Board offering not to stand for reelection to the Board at the next annual meeting of the Company's stockholders. The Board of Directors shall have complete discretion as to whether such offer shall be accepted.

    8. Any director who is also an officer of the Company shall submit their retirement to the Board immediately upon retirement or termination as an officer and employee of the company. It will be in the sole discretion of the Board of Directors as to whether such retirement shall be accepted.

    9. Succession planning and management development will be reported annually by the CEO to the Board.

    10. Incentive compensation plans will link pay directly and objectively to measured financial goals set in advance by the Compensation Committee.

    11. McWhorter's Board will not include directors who directly or indirectly draw significant consulting, legal or other fees from the company.

    12. A minimum of 50% of directors retainer fees will be paid in Company stock.

    13. Independent directors will make up a majority of the Board of Directors.

CERTAIN INFORMATION CONCERNING MEETINGS AND COMMITTEES OF THE BOARD OF
DIRECTORS

  The Board of Directors held four meetings during the fiscal year ended October 31, 1997 ("fiscal 1997"). The four standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Environmental Committee and the Nominating Committee. Each director attended 100% of the meetings of the Board of Directors and Committees thereof except for Mr. Harris who was absent from two Board meetings, one Environmental Committee meeting and one Nominating Committee meeting.

  Audit Committee. The members of the Audit Committee are Messrs. Giles (Chairman), Harris, Johnson, and Tomfohrde, and Ms. Collins. The Audit Committee held three meetings during fiscal 1997. This committee reviews the accounting and auditing principles and procedures of the Company with a view to the safeguarding of the Company's assets and the reliability of its financial records; recommends to the Board of Directors the engagement of the Company's independent auditors; reviews with the independent auditors the plans and results of the auditing engagement; and considers the independence of the Company's auditors.

  Compensation Committee. The members of the Compensation Committee are Messrs. Giles, Harris, Johnson, and Tomfohrde (Chairman), and Ms. Collins. The Compensation Committee held three meetings during fiscal 1997. This committee establishes salaries, incentives, and other forms of compensation for executive officers and other key employees of the Company; administers the various incentive compensation and benefit plans of the Company; and recommends policies related to such incentive compensation and benefit plans.

  Environmental Committee. The members of the Environmental Committee are Messrs. Giles, Harris, Johnson (Chairman), and Tomfohrde, and Ms. Collins. The Environmental Committee held two meetings during fiscal 1997. This committee reviews the environmental principles and procedures of the Company with a view to achieving and maintaining compliance with all applicable environmental laws and regulations; implementing programs and procedures that address issues related to the environment; and integrating environmental planning with the Company's business operations.

  Nominating Committee. The members of the Nominating Committee are Ms. Collins (Chairwoman), and Messrs. Giles, Harris, Johnson, and Tomfohrde. The Nominating Committee held one meeting during fiscal 1997. This committee identifies and proposes to the full Board of Directors nominees to serve on the Board of Directors.

DIRECTOR COMPENSATION

  Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $17,000 payable, at the director's option, either entirely in deferred stock or half in deferred stock and half in cash. On January 1, 1997, Mr. Stevenson assumed the title of Chairman of the Board of Directors. In February 1997, the Board of Directors approved the designation of a Lead Director (non-employee) of the Company. The Lead Director receives annual compensation of $8,000 more than other non-employee directors of the company. A non-employee director is entitled to receive shares of Common Stock represented by the deferred stock awards when such director ceases to be a member of the Board of Directors. Each nonemployee director also receives a fee of $1,000 in cash for each Board of Directors or committee meeting attended, provided that this fee is not paid for committee meetings held on the same day as a Board of Directors meeting. Upon his or her initial election to the Board of Directors, each non-employee director (except for Mr. Harris in his previous role as Chairman of the Board of Directors) received an initial non-qualified option to purchase 10,000 shares of Common Stock at a price equal to the market value of such shares at the date of grant. Mr. Harris, in his previous role as Chairman of the Board of Directors, received an initial non-qualified option to purchase 35,000 shares of Common Stock at an exercise price equal to the market value of such shares at the date of grant. The exercise price for such options for Messrs. Giles, Harris, and Tomfohrde and Ms. Collins is $16.2125 per share and for Mr. Johnson is $15.00 per share.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following information presents the beneficial ownership of shares of Common Stock as of December 1, 1997 (unless otherwise stated) by (i) each stockholder known by the Company to be the owner of more than five percent of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as noted below, the shares of Common Stock indicated in the following table are held with sole power over both investment and voting.

  This table also sets forth the number of McWhorter Stock Equivalents credited to the individual's deferred compensation account or equivalents granted through the Key Employee Annual Bonus Plan. The deferred compensation account reflects the election of the individual to defer restricted stock and stock option gains, and/or Company ESOP restoration contributions. The value of McWhorter Stock Equivalents is determined by the price of McWhorter stock. Therefore, the value of an individual's account is fully at risk and tied to McWhorter stock performance. These stock equivalents do not carry any voting rights.

                                                                       TOTAL NUMBER
                             SHARES                                    OF SHARES AND
                          BENEFICIALLY                      MWT STOCK    MWT STOCK
NAME OF BENEFICIAL OWNER     OWNED        PERCENT OF CLASS EQUIVALENTS  EQUIVALENTS
------------------------  ------------    ---------------- ----------- -------------
Norwest Corporation.....     640,651(1)          6.2%             0        640,651
 6th and Marquette
 Minneapolis, MN 55479
C. Angus Wurtele........   1,269,162(2)         12.3%             0      1,269,162
 1101 Third Street South
 Minneapolis, MN 55415
The Capital Group
 Companies, Inc.........     724,100(3)          7.0%             0        724,100
 333 South Hope Street
 Los Angeles, CA 90071
John R. Stevenson.......     123,415(4)          1.2%        24,842        148,257
Jeffrey M. Nodland......      78,893(5)            *         13,640         92,533
D. George Harris........      37,153(6)            *          6,682         43,835
Patrick T. Heffernan....      41,951(7)            *          2,069         44,020
Kevin W. Brolsma........      33,311(8)            *          1,040         34,351
Douglas B. Rahrig.......      32,839(9)            *          2,064         34,903
Heinn F. Tomfohrde, III.      12,000(10)           *          2,822         14,822
John G. Johnson, Jr.....      10,700(10)           *          1,525         12,225
Michelle L. Collins.....      10,000(10)           *          2,493         12,493
Edward M. Giles.........      10,000(10)           *          2,493         12,493
All directors and
 executive officers as
 a group (11 persons) ..     404,426             3.9%

--------
  *Less than 1.0%

 (1) Reported as of November 30, 1997. As of such date Norwest Bank Minnesota, National Association, a wholly-owned subsidiary of Norwest Corporation reported sole voting power over 291,644 shares, shared voting power over 341,724 shares, sole investment power over 117,509 shares, and shared investment power over 480,342 shares. Norwest Corporation and Norwest Bank Minnesota, National Association disclaim beneficial ownership of all such shares.
 (2) Based on Form 5 dated as of December 1997. As of such date Mr. Wurtele reported sole voting and investment power over 898,217 shares and shared voting and investment power as follows: 25,425 shares owned by Mr. Wurtele's spouse and; 345,520 shares held for Mr. Wurtele's benefit as co-trustee; Pursuant to the Agreement Containing Consent Order by and among Valspar, the Company and the Federal Trade Commission dated September 30, 1993, all such shares are restricted from being voted.
 (3) Based on Schedule 13F Report dated as of September 30, 1997.
 (4) Includes options currently exercisable or exercisable within 60 days to purchase 47,681 shares. As of October 31, 1997, includes 2,475 shares held through the McWhorter Technologies, Inc. Employee Stock Ownership Plan (the "ESOP").
 (5) Includes options currently exercisable or exercisable within 60 days to purchase 27,956 shares. As of October 31, 1997, includes 2,406 shares held through the ESOP.
 (6) Includes options currently exercisable to purchase 35,000 shares.
 (7) Includes options currently exercisable or exercisable within 60 days to purchase 16,851 shares. As of October 31, 1997, includes 2,420 shares held through the ESOP.
 (8) Includes options currently exercisable or exercisable within 60 days to purchase 14,497 shares. As of October 31, 1997, includes 2,417 shares held through the ESOP; and 563 shares held through the McWhorter Technologies, Inc. Employee 401(k) Savings Plan the ("401(k) Plan").
 (9) Includes options currently exercisable or exercisable within 60 days to purchase 14,918 shares. As of October 31, 1997, includes 203 shares held through the 401(k) Plan and 1,657 shares held through the ESOP.
 (10)  Includes options currently exercisable to purchase 10,000 shares.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash compensation paid to the Company's Chief Executive Officer and its other four most highly paid executive officers (the "named executives") in the fiscal years ended October 31, 1995 ("fiscal 1995"), October 31, 1996 ("fiscal 1996") and October 31, 1997 ("fiscal 1997")
for services rendered in all capacities to the Company:

                                ANNUAL COMPENSATION (1)         LONG TERM COMPENSATION
                         -------------------------------------  ----------------------
                                                                        AWARDS
                                                               ------------------------
                                                   ALL OTHER    RESTRICTED     STOCK
NAME & PRINCIPAL                          BONUS   COMPENSATION    STOCK     UNDERLYING
POSITION(2)              YEAR SALARY ($)  ($)(3)   ($)(3)(4)   AWARDS($)(5) OPTIONS (#)
----------------         ---- ---------- -------- ------------ ------------ -----------
John R. Stevenson        1997   $392,318 $315,816   $146,303     $    0        8,696
 Chairman & Chief        1996   $344,998 $182,849     60,060     $ 13,562     11,570
 Executive Officer       1995   $291,668 $ 31,733     11,000     $471,589     11,290
Jeffrey M. Nodland       1997   $273,842 $156,090   $ 80,694     $      0      5,693
 President & Chief       1996   $235,638 $104,387   $ 38,544     $  5,021      7,934
 Operating Officer       1995   $195,829 $ 19,172   $ 11,000     $309,964     10,484
Patrick T. Heffernan     1997   $188,776 $ 60,550   $ 32,913     $      0        994
 Senior Vice President,  1996   $182,489 $ 63,141   $ 27,059     $  2,692      1,157
 Coatings Resin          1995   $175,000 $ 12,460   $ 11,000     $269,367          0
Douglas B. Rahrig        1997   $170,454 $ 65,122   $ 32,015     $      0      1,242
 Vice President,         1996   $161,499 $ 62,338   $ 24,842     $    741      1,983
 Technology              1995   $150,000 $ 17,730   $ 11,000     $224,998          0
Kevin W. Brolsma         1997   $163,612 $ 55,808   $ 26,064     $      0      1,118
 Corporate Vice          1996   $156,417 $ 57,429   $ 23,574     $    741        992
 President               1995   $150,000 $ 10,680   $ 11,000     $229,009          0

--------
(1)  Includes amounts earned in fiscal year, whether or not deferred.
(2) Effective January 1, 1997 Mr. Stevenson assumed the title of Chief Executive Officer and Chairman of the Board and Mr. Nodland assumed the title of President and Chief Operating Officer. Effective August 1, 1997, Kevin Brolsma assumed the title of Corporate Vice President.
(3) Pursuant to the McWhorter Technologies, Inc. Key Employee Annual Bonus Plan, certain employees may elect to receive all or part of their bonus for fiscal 1997 in the form of McWhorter Stock Equivalents. This election will entitle the participant to an additional 1/3 of the amount deferred to be allocated to his/her account in the form of McWhorter Stock Equivalents. This 1/3 additional amount is reflected in the "All other Compensation" column in the table above. Termination of employment with McWhorter prior to October 31, 2000 will result in the loss of the 1/3 company contribution. The following are the amounts of the 1/3 Company contribution in McWhorter Stock Equivalents:

                                                         COMPANY  1/3 MATCH
      NAME                                           ($)/(MWT STOCK EQUIVALENTS)
      ----                                           ---------------------------
      John R. Stevenson.............................       $105,272/4,149
      Jeffrey M. Nodland............................         52,030/2,050
      Patrick T. Heffernan..........................         10,093/  398
      Douglas B. Rahrig.............................         10,856/  429
      Kevin W. Brolsma..............................          4,652/  183

(4) Includes contributions or allocations by the Company to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the named executives as follows: Mr. Stevenson $41,032, Mr. Nodland $28,664, Mr. Heffernan $22,819, Mr. Rahrig $21,160, and Mr. Brolsma $21,412.
(5) For fiscal 1996, Restricted Stock Awards represent excess ERISA benefits for 1995.

  For fiscal 1995, named executives held the following number of shares of restricted stock awards representing ERISA benefits for fiscal 1994 distributed on February 20, 1995 and performance-based awards which will vest, if at all, over a five year period as certain performance measurements are met. The vesting is contingent on the Company's achieving aggressive earnings per share growth, returns on capital, and return on equity goals. These performance-based awards of restricted shares will be forfeited at the end of five years to the extent the vesting criteria have not been met. For fiscal 1995, 1996 and 1997 the vesting criteria have not been met.
  The awards were granted as follows:

                                      ERISA BENEFITS            PERFORMANCE BASED
                               FISCAL 1994 ($)/(# OF SHARES) AWARDS ($)/(# OF SHARES)
                               ----------------------------- ------------------------
      John R. Stevenson.......         $21,593/1,448             $449,996/29,032
      Jeffrey M. Nodland......         $ 9,961/  668             $300,003/19,355
      Patrick T. Heffernan....         $ 6,874/  461             $262,493/16,935
      Kevin W. Brolsma........         $ 4,011/  269             $224,998/14,516
      Douglas B. Rahrig.......         $     0/    0             $224,998/14,516

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding individual grants of stock options made during fiscal 1997 to the named executives:

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION
                           INDIVIDUAL GRANTS                              FOR OPTION TERM(2)
------------------------------------------------------------------------ ----------------------
                         NUMBER OF   PERCENT OF
                         SECURITIES TOTAL OPTIONS EXERCISE OR
                         UNDERLYING  GRANTED TO      BASE
                          OPTIONS   EMPLOYEES IN   PRICE PER  EXPIRATION
NAME                     GRANTED(1)  FISCAL 1997     SHARE       DATE      5%(2)      10%(2)
----                     ---------- ------------- ----------- ---------- ---------- -----------
John R. Stevenson.......   8,696        7.50%       20.125     12/10/06  $   15,329 $   31,265
Jeffrey M. Nodland......   5,963        5.10%       20.125     12/10/06  $   10,511 $   21,439
Patrick T. Heffernan....     994        0.90%       20.125     12/10/06  $    1,752 $    3,574
Kevin W. Brolsma........   1,118        1.00%       20.125     12/10/06  $    1,971 $    4,020
Douglas B. Rahrig.......   1,242        1.06%       20.125     12/10/06  $    2,189 $    4,465

--------
(1) Indicates options granted on December 10, 1996 due to increase in salary, that become exercisable in 20% annual increments beginning one year from the date of grant.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the market value of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information with respect to the named executives concerning the exercise of options during fiscal 1997 and unexercised options held as of October 31, 1997.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                         OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES                   OCTOBER 31, 1997 (#)      OCTOBER 31, 1997 ($)*
                         ACQUIRED ON    VALUE     ------------------------- -------------------------
NAME                      EXERCISE   REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ------------ ----------- ------------- ----------- -------------
John R. Stevenson.......       0           0        43,628       49,259      $435,295     $460,910
Jeffrey M. Nodland......       0           0        25,177       31,536      $254,205     $296,002
Patrick T. Heffernan....       0           0        16,422       12,714      $157,902     $119,172
Kevin W. Brolsma........       0           0        14,076       11,164      $135,344     $103,664
Douglas B. Rahrig.......       0           0        14,274       12,081      $137,461     $112,844

--------
  * The value of the unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Common Stock on October 31, 1997.

         COMPENSATION COMMITTEE INTERLOCKS WITH INSIDER PARTICIPATION

  During fiscal 1997, Messrs. Giles, Harris, Johnson, and Tomfohrde and Ms. Collins served as members of the Compensation Committee of the Board of Directors, none of whom has ever served as an officer or employee of the Company.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is comprised of the five independent non-employee directors named below. The Committee is responsible for establishing salaries, incentives, and other forms of compensation for the Company's executive officers and other key employees, administering the various incentive compensation and benefit plans of the Company, and recommending policies related to such incentive compensation and benefit plans. The Committee has adopted the following as the purpose of the Company's executive compensation program: (1) retain and attract quality executives critical to the success of the Company; (2) direct executive attention to performance measures that are important to stockholders, such as growth in earnings per share, earnings quality, stock price appreciation, and full compliance with legal and ethical standards; (3) reward executives for progress in achieving longer term strategic goals; and (4) promote stock ownership to ensure that the interests of the executives and stockholders are closely aligned. The Company's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the Company. The compensation plans are also designed to encourage executive stock ownership. In its administration of the various compensation programs, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership. The compensation program for executive officers consists of two annual components, base salary and cash bonus, and three long-term components, grants of stock options, grants of stock equivalents and awards of restricted stock.

  Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance based compensation is not subject to the limitation and certain regulations have been proposed under Section 162(m). Because the Committee believes the nonperformance based compensation of each of the executive officers will be below the Section 162(m) tax deductibility amount for the foreseeable future, the Committee has not yet taken any specific action or adopted any policy in this regard.

  Base Salary. During fiscal 1995, the Committee adopted a policy that the base salaries for executives should be set at slightly above the base salary average for positions of comparable responsibility in selected companies. The selected companies would consist of at least seven coatings intermediates and specialty chemicals companies, if possible. Those salaries should be adjusted over time based upon both the performance of the executives and the performance of the Company relative to the performance of the peer group. Based on this analysis, during fiscal 1997 the Committee approved an increase in the base salaries of Messrs. Stevenson, Nodland, Brolsma, Heffernan, and Rahrig.

  Bonus Programs. One element of the annual compensation plan for executive officers is the opportunity to earn a substantial cash bonus. These bonuses are based upon the accomplishment of certain pre-established goals and criteria. An available bonus amount, expressed as a percentage of base salary, is established in advance. This places a substantial portion of an executive's annual compensation at risk. The available bonus amount as a percentage of salary for the executive officers in fiscal 1997 was 80% (90% for the President and 100% for the Chairman of the Board). The evaluation criteria are reviewed, evaluated, and appropriately modified on an annual basis. For fiscal 1997 those criteria were as follows: sales volume, gross margin, earnings per share and a discretionary component as determined by the Compensation Committee. The Committee's policy also provides that the Committee, in its sole discretion and on an individual basis, could consider bonuses for truly extraordinary performance in an amount not to exceed an additional 50% of base salary. Pursuant to the bonus program, the executive officers on average received bonuses equal to 58% of the available bonus. In fiscal 1997, the Board of Directors adopted the McWhorter Technologies Inc. Key Employee Annual Bonus Plan. Under this plan, certain key employees may elect to receive all or part of their bonus in the form of McWhorter Stock Equivalents. With respect to fiscal 1997 annual bonuses that are deferred in the form of stock equivalents, the Company also matches 1/3 of such deferral in the form of additional stock equivalents.

  Stock Options and Restricted Stock. The Committee's policy is that the primary component of long-term compensation for executive officers should be stock options. The Committee believes that tying the compensation of executives to the price of the Common Stock is the most effective means of aligning their interests with those of the Company's stockholders. The Committee's policy is that executive officers should be granted stock options at an exercise price equal to the market price at the time of grant and with a total exercise price, expressed as a percentage of base salary, which is in the middle of the range of option values granted to executive officers at comparable publicly-held coatings intermediates and specialty chemicals companies. Based on this policy, the Committee has granted options to purchase a number of shares with a total exercise price on the date of grant equal to 2 1/2 times the executive officer's base salary (3 times in the case of the President and 3 1/2 times in the case of the Chairman of the Board). Additional options are granted to reflect increases in base salary. The Committee has not adopted a specific policy on when any other options might be granted. Nonetheless, options are not granted on an annual basis. Since the formation of the Company there has been only one option grant (other than those to reflect salary increases or promotions) to each executive officer.

  The other long-term component of executive compensation is restricted stock awards. Under the current program, restricted shares vest, if at all, over a five year period, based on a comparison of the Company's earnings per share in each year to a base year (fiscal 1994). The vesting in each year is also contingent on the Company's achieving certain return on capital and return on equity goals. In fiscal 1995 the Committee made restricted stock awards to the executive officers with respect to a number of shares equal in value on the date of award to 1 1/2 times the executive officer's base salary. Additional awards are not made to reflect increase in base salary. These restricted shares are forfeited to the extent the vesting criteria have not been met before the end of fiscal 1999. For fiscal 1995, 1996 and 1997 the vesting criteria has not been met.

  The Committee adopted a policy in fiscal 1994 of awarding shares of Common Stock as restricted stock annually to those employees (including executive officers) on whose behalf contributions by the Company to the Company's Employee Stock Ownership Plan (the "ESOP") and Employee 401(k) Savings Plan (the "401(k) Plan") are subject to the compensation limitation set by Section 401(a)(17) of the Internal Revenue Code for qualified retirement vehicles. The number of shares of Common Stock awarded as restricted stock is calculated on the basis of the difference between the employee's salary and such limitation amount (currently $160,000) multiplied by the Company's contribution rate to the ESOP and the 401(k) Plan and divided by the fair market value of the Common Stock. This policy was supplanted effective October 1, 1996 by the terms of the Deferred Compensation Plan.

  Deferred Compensation. In fiscal 1996, the McWhorter Technologies, Inc. Deferred Compensation Plan (the "Plan") was adopted by the Compensation Committee for a select group of management or highly compensated employees. The Plan became effective October 1, 1996. The Plan provides an opportunity to defer a portion of base annual salary, annual bonus, restricted stock and stock option gains on a pre-tax basis. Under the Plan the Company credits the employee with an amount equal to excess ERISA benefits and the Company may make discretionary contributions. To date, the Company has made no discretionary contributions under this plan. During fiscal 1997, all of the named executives participated in the Plan and the amounts credited by the Company under the Plan to their accounts was equal to excess ERISA benefits. To the extent that restricted stock or stock option gains are deferred, they are required to be deferred in the form of stock equivalents and cannot be distributed until the individual retires or leaves the Company.

  Chief Executive Officer Compensation. In establishing Mr. Stevenson's base salary, the Committee considered information concerning the salaries of chief executive officers of other companies in similar industries and of similar size and complexity and attempted to set levels at or slightly above the comparable companies. In establishing the multiple of 3 1/2 applied to Mr. Stevenson's salary in determining the number of shares of Common Stock as to which he was granted stock options and the multiple of 1 1/2 in determining the number of shares of restricted stock, the Committee considered information concerning the potential for long term compensation that was provided by other companies in similar industries of similar size and complexity. In establishing Mr. Stevenson's salary and bonus the Committee also considered the significant financial and strategic achievements of the Company in fiscal 1996 and 1997, (particularly with respect to the discretionary portion of Mr. Stevenson's fiscal 1997 bonus, the Committee considered the successfully implemented programs that have substantially accelerated the Company's improved profitability), and the considerable challenges which have been inherent in the role of Chief Executive Officer of the Company in its early years as an independent public company. Pursuant to the annual bonus plan and the deferred compensation plan described above, Mr. Stevenson deferred his entire fiscal 1997 bonus in the form of McWhorter Stock Equivalents and received a 1/3 company match valued at $105,272.

Respectfully submitted,                   Compensation Committee

                                          Heinn F. Tomfohrde, III, Chairman
                                          Michelle L. Collins
                                          Edward M. Giles
                                          D. George Harris
                                          John G. Johnson, Jr.

                            STOCK PERFORMANCE GRAPH

  The graph below compares the Company's cumulative total stockholder return from April 29, 1994 (the date on which stock was traded ex dividend) to October 31, 1997 with the cumulative total return of (1) the Standard & Poor's 500 Stock Index ("S&P 500") and (2) Standard & Poor's Specialty Chemical Group ("S&P Specialty Chemical"). The graph assumes the investment of $100 in the Common Stock at April 11, 1994, and the S&P 500 and the S&P Specialty Chemical at April 29, 1994 and the reinvestment of all dividends. The comparisons in this graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicators of possible future performance of the Common Stock.

                COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
             AMONG MCWHORTER TECHNOLOGIES, INC., THE S&P 500 INDEX
                    AND THE S&P CHEMICALS (SPECIALTY) INDEX

                             [GRAPH APPEARS HERE]

Measurement Period           McWhorter            S&P          S&P Chemicals
(Fiscal Year Covered)        Technologies, Inc.   500 INDEX    (Specialty)
-------------------          ------------------   ---------    -------------
Measurement Pt-
 4/11/94                     $100                 $100         $100
FYE 10/94                    $131                 $108         $89
FYE 10/95                    $107                 $136         $105
FYE 10/96                    $135                 $169         $120
FYE 10/97                    $181                 $223         $135

                        *$100 invested on 4/11/94 in
                        stock or on 3/31/94 in Index--
                        including reinvestment of
                        dividends. Fiscal year ending
                        October 31.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 (PROPOSAL 2)

  Ernst & Young LLP has served as the Company's independent auditors since the formation of the Company. The Board of Directors has selected Ernst & Young LLP to serve as the independent auditors of the Company for the 1998 fiscal year. This selection will be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed proxies will be voted in favor of the ratification of Ernst & Young LLP to serve as independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

  In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1999 Annual Meeting of Stockholders must do so no later than September 7, 1998. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices.

                                          By Order of the Board of Directors,

                                          Louise Tonozzi-Frederick
                                          Secretary

                         McWhorter Technologies, Inc.
                            400 East Cottage Place
                           Carpentersville, IL 60110

                      Solicited by the Board of Directors
          for the Annual Meeting of Shareholders on February 18, 1998

The undersigned hereby appoints as Proxies, John R. Stevenson and Jeffrey M. Nodland, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of capital stock of McWhorter Technologies, Inc. (the "Company") held of record by the undersigned on January 2, 1998 at the Annual Meeting of Shareholders to be held on February 18, 1998 and any adjournments thereof.

--------------------------------------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
  ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.
--------------------------------------------------------------------------------
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH
      PROPOSAL. YOUR VOTE MUST BE RECEIVED PRIOR TO THE ANNUAL MEETING OF
                       SHAREHOLDERS, FEBRUARY 18, 1998.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

--------------------------------                --------------------------------
--------------------------------                --------------------------------
--------------------------------                --------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                              ------------------

                                   McWHORTER
                              TECHNOLOGIES, INC.

                              ------------------

                                                                 With-   For All
1.  Election of Directors.                                 For   hold    Except

         Michelle L. Collins, Edward M. Giles,             [_]    [_]      [_]
        D. George Harris, John G. Johnson, Jr.,
       Jeffrey M. Nodland, John R. Stevenson, and
                 Heinn F. Tomfohrde III

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares shall be voted for the remaining nominees.

                                                           For  Against  Abstain

2.  Ratify the appointment of Ernst & Young LLP as         [_]    [_]      [_]
    independent auditors for the Company for the 1998 fiscal year.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.


Mark box at right if an address change or comment has been noted on        [_]
the reverse side of this card.


Please be sure to sign and date this Proxy.             Date ___________________

________________________________________________________________________________
        Shareholder sign here                        Co-owner sign here


    DETACH CARD                                                 DETACH CARD

                       Confidential Voting Instructions

To:  First Trust, St. Paul, Minnesota, Trustee of the McWhorter Technologies,
  Inc. Employee Stock Ownership Plan (ESOP) and McWhorter Technologies, Inc.
                         Employee 401(k) Savings Plan

THESE INSTRUCTIONS ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF McWHORTER TECHNOLOGIES, INC.

     I acknowledge receipt of a copy of the Annual Report of McWhorter Technologies, Inc. for Fiscal year 1997 and a Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders to be held on February 18, 1998.

     You are hereby instructed, with respect to the shares of McWhorter Technologies, Inc. allocated to my account in the ESOP and/or 401(k) Plan, to vote as indicated on the reverse side of this card and to confer discretionary authority to vote upon other business that may properly come before the meeting.

--------------------------------------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
  ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.
--------------------------------------------------------------------------------
THESE VOTING INSTRUCTIONS MUST BE RECEIVED BY THE TRUSTEE BY 5:00 p.m. EST ON FEBRUARY 13, 1998. SHARES FOR WHICH THE PARTICIPANTS DO NOT GIVE TIMELY VOTING INSTRUCTIONS WILL BE VOTED BY THE TRUSTEE AS INSTRUCTED BY THE ADMINISTRATION COMMITTEE OR, IF NO INSTRUCTIONS ARE RECEIVED, AS THE TRUSTEE DETERMINES.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

--------------------------------                --------------------------------
--------------------------------                --------------------------------
--------------------------------                --------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                              ------------------

                                   McWHORTER
                              TECHNOLOGIES, INC.

                              ------------------

                                                                 With-   For All
1.  Election of Directors.                                 For   hold    Except

         Michelle L. Collins, Edward M. Giles,             [_]    [_]      [_]
        D. George Harris, John G. Johnson, Jr.,
       Jeffrey M. Nodland, John R. Stevenson, and
                 Heinn F. Tomfohrde III

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares shall be voted for the remaining nominees.

                                                           For  Against  Abstain

2.  Ratify the appointment of Ernst & Young LLP as         [_]    [_]      [_]
    independent auditors for the Company for the 1998 fiscal year.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.


Mark box at right if an address change or comment has been noted on        [_]
the reverse side of this card.


Please be sure to sign and date this Proxy.             Date ___________________

________________________________________________________________________________
        Shareholder sign here                        Co-owner sign here


    DETACH CARD                                                 DETACH CARD


  [MCW4K - McWHORTER TECHNOLOGIES, INC. - confidential voting - ESOP/401(k)]
               [FILE NAME: MCW4K1.ELX] [VERSION - 1] [11/28/97]

                       Confidential Voting Instructions

To:  Norwest Bank Minneapolis, MN, Trustee of The Valspar Corporation Stock
       Ownership Trust and The Valspar Corporation Profit Sharing Trust.


THESE INSTRUCTIONS ARE BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF McWHORTER TECHNOLOGIES, INC.

     I acknowledge receipt of a copy of the Annual Report of McWhorter Technologies, Inc. for Fiscal year 1997 and a Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders to be held on February 18, 1998.

     You are hereby instructed, with respect to the shares of McWhorter Technologies, Inc. allocated to my account in the Valspar Corporation Stock Ownership Trust and the Valspar Corporation Profit Sharing Trust, to vote as indicated on the reverse side of this card and to confer discretionary authority to vote upon other business that may properly come before the meeting.

--------------------------------------------------------------------------------
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
  ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.
--------------------------------------------------------------------------------
THESE VOTING INSTRUCTIONS MUST BE RECEIVED BY THE TRUSTEE BY 5:00 p.m. EST ON FEBRUARY 13, 1998. SHARES FOR WHICH THE PARTICIPANTS DO NOT GIVE TIMELY VOTING INSTRUCTIONS WILL BE VOTED BY THE TRUSTEE AS INSTRUCTED BY THE ADMINISTRATION COMMITTEE OR, IF NO INSTRUCTIONS ARE RECEIVED, AS THE TRUSTEE DETERMINES.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

--------------------------------                --------------------------------
--------------------------------                --------------------------------
--------------------------------                --------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                              ------------------

                                   McWHORTER
                              TECHNOLOGIES, INC.

                              ------------------

                                                                 With-   For All
1.  Election of Directors.                                 For   hold    Except

         Michelle L. Collins, Edward M. Giles,             [_]    [_]      [_]
        D. George Harris, John G. Johnson, Jr.,
       Jeffrey M. Nodland, John R. Stevenson, and
                 Heinn F. Tomfohrde III

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name. Your shares shall be voted for the remaining nominees.

                                                           For  Against  Abstain

2.  Ratify the appointment of Ernst & Young LLP as         [_]    [_]      [_]
    independent auditors for the Company for the 1998 fiscal year.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.


Mark box at right if an address change or comment has been noted on        [_]
the reverse side of this card.


Please be sure to sign and date this Proxy.             Date ___________________

________________________________________________________________________________
        Shareholder sign here                        Co-owner sign here


    DETACH CARD                                                 DETACH CARD


  [MCW4K - McWHORTER TECHNOLOGIES, INC. - confidential voting - ESOP/401(k)]
               [FILE NAME: MCW4K1.ELX] [VERSION - 1] [11/28/97]